                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          Coast Dental Services, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                  COAST DENTAL



                           COAST DENTAL SERVICES, INC.
                          2502 NORTH ROCKY POINT DRIVE
                                   SUITE 1000
                              TAMPA, FLORIDA 33607

                                                                   June 15, 2001
Dear Stockholder,

         You are cordially invited to attend the 2001 Annual Meeting of Stockholders (the "Meeting") of Coast Dental Services, Inc. (the "Company"). The Meeting will be held July 16, 2001 at 10:00 a.m., Eastern Daylight Savings Time, at the Hyatt Regency Westshore, located at 6200 Courtney Campbell Causeway, Tampa, Florida 33607.

         The Notice of the Meeting and the Proxy Statement on the following pages cover the formal business of the Meeting, which includes the election of one Director, the amendment of the Company's Certificate of Incorporation to authorize a reverse stock split of the Common Stock at a ratio between one-to-three and one-to-five to be determined at the discretion of the Board of Directors, an amendment to the Company's Stock Option Plan to increase the number of shares of Common Stock covered by the Plan, and a proposal to ratify the appointment of the Company's independent certified public accountants. We will report on the progress of the Company and comment on matters of current interest.

         It is important that your shares be represented at the Meeting. We ask that you promptly sign, date and return the enclosed proxy card in the envelope provided, even if you plan to attend the Meeting. Returning your proxy card to us will not prevent you from voting in person at the Meeting if you are present and choose to do so.

         If your shares are held in street name by a brokerage firm, your broker will supply you with a proxy to be returned to the brokerage firm. It is important that you return the form to the brokerage firm as quickly as possible so that the brokerage firm may vote your shares. You may not vote your shares in person at the Meeting unless you obtain a power of attorney or legal proxy from your broker authorizing you to vote the shares, and you present this power of attorney or proxy at the Meeting.

         Your Board of Directors and management look forward to greeting you personally at the Meeting.

                               Sincerely,




                               DR. TEREK DIASTI
                               Chairman of the Board and Chief Executive Officer

                                  COAST DENTAL

                           COAST DENTAL SERVICES, INC.
                          2502 NORTH ROCKY POINT DRIVE
                                   SUITE 1000
                              TAMPA, FLORIDA 33607

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              MONDAY, JULY 16, 2001

         Notice is hereby given that the Annual Meeting of stockholders of Coast Dental Services, Inc. (the "Company"), a Delaware corporation, will be held at the Hyatt Regency Westshore, located at 6200 Courtney Campbell Causeway, Tampa, Florida 33607, on July 16, 2001, at 10:00 a.m., Eastern Daylight Savings Time (the "Meeting") for the following purposes:

         1. To re-elect one Director to serve until the Annual Meeting in 2004 and until his successor is elected and qualified or until his earlier resignation, removal from office or death;
         2. To approve an amendment to the Company's Stock Option Plan to increase by 750,000 the number of shares of Common Stock covered by that Plan (on a pre-split basis);
         3. To approve an amendment to the Company's Certificate of Incorporation to authorize a reverse stock split of the Company's Common Stock at a ratio between one-to-three and one-to-five to be determined at the discretion of the Board of Directors;
         4. To ratify the appointment of Deloitte & Touche, LLP as the Company's independent auditors for fiscal year 2001; and
         5. To transact such other business as may properly come before the Meeting or any adjournment thereof.

         Your attention is directed to the Proxy Statement accompanying this Notice for a more complete description of the matters to be acted upon at the Meeting. The 2000 Annual Report of the Company is also enclosed. Stockholders of record at the close of business on Friday, May 18, 2001 are entitled to receive notice of and to vote at the Meeting and any adjournment thereof.

         All stockholders are cordially invited to attend the Meeting. Whether or not you expect to attend, please sign and return the enclosed Proxy promptly in the envelope provided to assure the presence of a quorum. You may revoke your Proxy and vote in person at the Meeting, if you so desire. If your shares are held in street name by a brokerage firm, your broker will supply you with a proxy to be returned to the brokerage firm. It is important that you return the form to the brokerage firm as quickly as possible so that the brokerage firm may vote your shares. You may not vote your shares in person at the Meeting unless you obtain a power of attorney or legal proxy from your broker authorizing you to vote the shares, and you present this power of attorney or proxy at the Meeting.

         Please note that attendance at the Meeting will be limited to stockholders of the Company as of the record date (or their duly authorized representatives). If your shares are held by a bank or broker, please bring to the Meeting your bank or brokerage statement evidencing your beneficial ownership of the Company stock.

                                         By Order of the Board of Directors,




                                         WILLIAM H. GEARY, III
                                         Secretary

Tampa, Florida
June 15, 2001

                           COAST DENTAL SERVICES, INC.
                          2502 NORTH ROCKY POINT DRIVE
                                   SUITE 1000
                              TAMPA, FLORIDA 33607

                                 PROXY STATEMENT

         This Proxy Statement is furnished by the Board of Directors and management of Coast Dental Services, Inc. (the "Company") in connection with the solicitation of proxies to be voted at the Company's 2001 Annual Meeting of Stockholders (the "Meeting"), which will be held at 10:00 a.m., Eastern Daylight Savings Time on Monday, July 16, 2001 at the Hyatt Regency Westshore, 6200 Courtney Campbell Causeway, Tampa, Florida 33607.

         The Board of Directors has fixed the close of business on Friday, May 18, 2001 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Meeting. As of April 16, 2001 6,286,384 shares of the Company's Common Stock, par value $.001 per share, were issued and outstanding. For the purposes of determining the presence of a quorum at the Meeting, abstentions will be counted toward the number of shares represented at the Meeting and broker non-votes will be disregarded. The stockholders present at the Meeting may continue to transact business until adjournment, notwithstanding the subsequent withdrawal of enough stockholders to leave less than a quorum or the refusal of any stockholder present in person or by proxy to vote or participate in the Meeting.

         This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders on or about June 15, 2001. All shares represented by valid proxies pursuant to this solicitation (and not revoked before they are exercised) will be voted as specified in the proxy. Each stockholder will be entitled to one vote for each share of Common Stock registered in his or her name on the books of the Company as of the close of business on May 18, 2001, on all matters that come before the Meeting.

         For purposes of determining the votes cast with respect to any matter presented for consideration at the Meeting, only those votes cast "for" or "against" are included. However, if a proxy is signed but no specification is given, the share will be voted "FOR" Proposals 1, 2, 3 and 4 (to elect the Board's nominee to the Board of Directors, to approve the amendment to the Company's Stock Option Plan to increase the number of shares of Common Stock covered by the Plan on a pre-split basis, to approve the amendments to the Company's Restated Certificate of Incorporation to authorize a reverse stock split at a ratio between one-to-three and one-to-five to be determined at the discretion of the Board of Directors, and to ratify the appointment of Independent Auditors for 2001). A stockholder giving a proxy has the right to revoke it by giving written notice of such revocation to the Secretary of the Company at any time before it is voted, by submitting to the Company a duly executed, later dated proxy or by voting the shares subject to such proxy by written ballot at the Meeting. The presence at the Meeting of a stockholder who has given a proxy does not revoke such proxy unless such stockholder files the aforementioned notice of revocation or votes by written ballot.

         The cost of soliciting proxies will be borne by the Company. The solicitation of proxies may be made by mail, telephone, facsimile or telegraph or in person by directors, officers and regular employees of the Company, without additional compensation for such services. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out of pocket expenses incurred by them in so doing.

1.  RE-ELECTION OF DIRECTORS

         There are currently five seats on the Board of Directors of the Company, with one vacancy. The Board is divided into three classes of Directors serving staggered three-year terms. Directors hold their positions until the annual meeting of stockholders in the year in which their term expires and until their respective successors are elected and qualified or until their earlier resignation, removal from office or death. The term of office of one of the Company's current four Directors, Adam Diasti, will expire at the Meeting. The Board of Directors recommends that this Director be re-elected at the Meeting to hold office until the Company's annual meeting in 2004 and until his successor shall be duly elected and qualified or until his earlier resignation, removal from office or death.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RE-ELECTION OF ADAM DIASTI AS DIRECTOR, TO SERVE THE TERM DESCRIBED ABOVE. For further information on Dr. Diasti see "Management - Directors and Executive Officers" and "Security Ownership of Management and Others." Directors are elected by a plurality of the shares present in person or represented by proxy and entitled to vote at the Meeting. Abstentions will be counted toward the number of shares represented at the Meeting. Broker non-votes will be disregarded. Stockholders may not vote cumulatively in the election of Directors. In the event Dr. Diasti should be unable to serve, which is not anticipated, the proxy committee, which consists of Dr. Terek Diasti, will vote for such other person or persons for the office of Director as the Board of Directors may recommend.

                  MANAGEMENT - DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth certain information concerning our executive officers and directors:

NAME                          AGE                                TITLE
----                          ---                                -----
Dr. Terek Diasti              42        Chief Executive Officer, Chairman of the Board of Directors(1)
Dr. Adam Diasti               40        President, Dental Director and Director(2)
William H. Geary, III         38        Chief Financial Officer
Chris D. Salemi               41        Chief Development Officer
John H. Kang                  38        Director(1)(3)
Donald R. Millard             53        Director(1)(3)

-------------

(1)      Member of Compensation Committee.
(2)      Director Currently Nominated for Re-Election.
(3)      Member of Audit Committee.

INFORMATION REGARDING INSIDE DIRECTORS AND EXECUTIVE OFFICERS:

         TEREK DIASTI, DVM, CHIEF EXECUTIVE OFFICER, CHAIRMAN OF THE BOARD OF DIRECTORS. Dr. Diasti is a founder of the Company and has served as Chairman of the Board of the Company since 1992. Dr. Diasti's term as Director expires during the year 2003. From 1989 to 1993, Dr. Diasti operated and managed Lakeside Animal Hospital, Avalon Animal Hospital, Country Oaks Animal Hospital and Northdale Animal Hospital, all of which are veterinary hospitals in Tampa, Florida. While at the veterinary hospitals, Dr. Diasti was engaged in the development, internal managerial and operational programs. Dr. Diasti received his Doctorate of Veterinary Medicine from Purdue University.

         ADAM DIASTI, DDS, PRESIDENT, DENTAL DIRECTOR AND DIRECTOR. Dr. Diasti is a founder of the Company and has served as the President of the Company since its inception. Dr. Diasti's term as Director expires this year and Dr. Diasti is a nominee for re-election at the 2001 Annual Meeting of Stockholders. Dr. Diasti is also the founder, President, director and sole stockholder of Coast Florida, P.A., Coast Dental Services, P.A., Coast Dental of Georgia, P.C., Coast Dental Services of Tennessee, P.C. and Adam Diasti, D.D.S. & Associates, P.C. (collectively, the "Coast P.A."). From May 1991 to May 1992, he managed and operated the Sarasota Walk-In Dental Clinic, a group practice of three dentists and denture laboratory in Sarasota, Florida. Prior to May 1991, Dr. Diasti worked as a dentist in a large group practice of 18 offices known as Quality Dental in Newman Grove, Nebraska. He served as the Dental Operations Manager of Quality Dental. Dr. Diasti has a Doctorate of Dental Surgery from Creighton University in 1990 and is a member of the American Dental Association.

         WILLIAM H. GEARY, III, CHIEF FINANCIAL OFFICER. Mr. Geary joined the Company in October 1997 and served as its Controller until his appointment as Chief Financial Officer in October 1999. From October 1991 to October 1997, Mr. Geary served as Divisional Vice President and Controller for Beall's, Inc., an operator of approximately 200 department and outlet stores in three states. From 1984 to 1991, Mr. Geary served in the audit department of Deloitte & Touche, LLP. Mr. Geary has a Bachelor of Science in Accounting from the University of South Florida and is a Certified Public Accountant.

         CHRIS D. SALEMI, CHIEF DEVELOPMENT OFFICER. Mr. Salemi joined the Company in September 1997 and served as its Director of Real Estate Administration until his appointment as Vice President of Real Estate in 1999 and Chief Development Officer in 2000. Prior to joining the Company, Mr. Salemi served as Director of Real Estate Administration and Property Management for Eckerd Corporation, an operator of approximately 2,800 drug stores in 26 states. Mr. Salemi has a Bachelor of Arts in Accounting from the University of South Florida and is a Certified Public Accountant.

INFORMATION REGARDING OUTSIDE DIRECTORS:

         JOHN H. KANG has been a Director and a member of the Audit and Compensation Committees since the Company's initial public offering in February 1997. Mr. Kang's term as Director expires during the year 2003. Mr. Kang was the President and a Director of Medical Manager Corporation until it was acquired by WebMD in September 2000. He is the founder of NMS and has served as its President since its inception in 1994. In 1987, Mr. Kang founded J. Holdsworth Capital Ltd., a private investment firm, and is currently President. He has been a Director of Liquid Metal Technologies, a company engaged in the research and development and manufacture of metal alloy, since May 1995. Mr. Kang was a Director of Nutcracker Snacks, Inc., a manufacturer of snack foods, from December 1988 until 1996. From June 1988 to September 1996, Mr. Kang was the Chairman and a director of Clayton Group, Inc., a distributor of waterworks materials. Mr. Kang received his B.A. in Economics from Harvard College in 1985.

         DONALD R. MILLARD has been a Director and a member of the Audit and Compensation Committees of the Company since the Company's initial public offering in February 1997. Mr. Millard's term as Director expires during the year 2003. Since October 2000, Mr. Millard has been the Chief Financial Officer and Senior Vice President of AGCO Corporation (NYSE:AG), a global manufacturer and distributor of agricultural equipment with annual revenues in excess of $2.0 billion. From 1997 to October 2000, Mr. Millard was the Chief Executive Officer and President of Matria Healthcare, Inc. (NasdaqNM: MATR), a leading provider of comprehensive obstetrical home care and maternity management services. Mr. Millard also served as Senior Vice President of Finance, Chief Financial Officer and Treasurer of Matria Healthcare, Inc. from 1996 to 1997. Previously, Mr. Millard had served as Vice President - Finance and Chief Financial Officer of Healthdyne, Inc. from 1987 until Healthdyne, Inc. consummated a merger in 1996 with Tokos Medical Corporation to form Matria Healthcare, Inc. In October 2000, Mr. Millard also became a director of American HomePatient, Inc. (OTCBB:AHOM.OB). Mr. Millard, a Certified Public Accountant, received a Bachelor of Business Administration in Accounting from the University of Georgia in 1969.

KEY RELATIONSHIPS

         A family relationship exists between Terek and Adam Diasti, who are brothers, as well as executive officers and Directors of the Company. Adam Diasti is a nominee listed for re-election as a Director at the 2001 Annual Meeting of Stockholders.

BOARD OF DIRECTORS

         The Board of Directors of the Company held two formal meetings, with 100% Director attendance, during 2000. The entire Board of Directors functions as a Nominating Committee for recommending to stockholders candidates for positions on the Board of Directors and the Board will consider written recommendations from stockholders for nominations to the Board of Directors in accordance with the procedures set forth in the By-Laws of the Company.

AUDIT COMMITTEE

         The Audit Committee, consisting of Messrs. John H. Kang and Donald R. Millard with one vacancy, is authorized to recommend to the Board independent certified public accounting firms for selection as auditors of the Company; make recommendations to the Board on auditing matters; examine and make recommendations to the Board concerning the scope of audits; and review and approve the terms of transactions between the Company and related party entities. During 2000, the Audit Committee met two times with 100% member attendance. The Company retained Deloitte & Touche, LLP to conduct the audit for the year ended December 31, 2000.

COMPENSATION COMMITTEE

         The Compensation Committee, consisting of Messrs. Terek Diasti, John H. Kang and Donald R. Millard, is authorized to exercise all of the powers of the Board of Directors with respect to matters pertaining to compensation and benefits, including, but not limited to, salary matters, incentive/bonus plans, stock option plans, investment programs and insurance plans, and the Committee is authorized to exercise all of the powers of the Board in matters pertaining to employee promotions and the designation and/or revision of employee positions and job titles. The Compensation/Benefits Committee met once during 2000 with 100% member attendance.

See "Certain Transactions" for additional information on certain members of management.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and stockholders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and any other equity securities of the Company. To the Company's knowledge, based solely upon a review of forms, reports and certificates furnished to the Company by such persons, all such reports were filed on a timely basis except Dr. Terek Diasti, Dr. Adam Diasti and Tim Diasti reported a purchase of the Company's Common Stock by the Diasti Nevada Family Limited Partnership in October 2000 late on a Form 5 in February 2001.

                   SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

         The following table sets forth, as of April 16, 2001, information as to the beneficial ownership of the Company's Common Stock by (i) each person known to the Company as having beneficial ownership of more than 5% of the Company's Common Stock, (ii) each person serving the Company as Director on such date and each nominee for Director, (iii) each person serving the Company as executive officer on such date who qualifies as a "named executive officer" as defined in
Item 402(a)(3) of Regulation S-K under the Securities Exchange Act of 1934 and
(iv) all of the Directors and executive officers of the Company as a group.

                                                                      AMOUNT AND
                                                                   NATURE OF SHARES
                                                                     BENEFICIALLY        PERCENT OF
       STOCKHOLDERS(1)                                                   OWNED            CLASS(2)
       ---------------                                             ----------------      ----------
       Diasti Nevada Family Limited Partnership(3)...........          2,775,100            44.0%
       Terek Diasti(3).......................................          2,765,100            44.0
       Adam Diasti(3)........................................          2,765,100            44.0
       Tim Diasti(3).........................................          2,755,100            43.8
       William H. Geary, III(4)..............................             32,907             *
       John H. Kang(5).......................................             93,166             1.5
       Donald R. Millard(5)..................................             10,666             *
       Chris D. Salemi(6)....................................             32,074             *
       All directors and executive officers as a group
          (6 persons)(7).....................................          2,943,913            46.1%

*    Less than one percent
(1) Unless otherwise indicated, the address of each of the beneficial owners identified is 2502 North Rocky Point Drive, Suite 1000, Tampa, Florida 33607.
(2) Based on 6,286,384 shares of Common Stock outstanding. Pursuant to the rules of the Securities Exchange Commission, certain shares of Common Stock which a person has the right to acquire within 60 days of the date hereof pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(3) Shares are owned by the Diasti Nevada Family Limited Partnership, 639 Isbell Road, Suite 390, Reno Nevada

     89509, in which Dr. Terek Diasti, Dr. Adam Diasti and Tim Diasti exercise equal investment and voting powers as equal stockholders of the corporate general partner. For Dr. Terek Diasti and Dr. Adam Diasti, includes 10,000 shares issuable upon the exercise of stock options granted to each of them pursuant to the Company's 1995 Stock Option Plan, which have vested and are fully exercisable. Excludes 177,635 shares issuable upon the exercise of stock options held by the Coast P.A. for the benefit of the Coast P.A. professionals. Adam Diasti is the sole owner of the Coast P.A.
(4) Includes 31,407 shares issuable upon the exercise of stock options granted pursuant to the Company's 1995 Stock Option Plan, which have vested and are fully exercisable.
(5) Includes 10,666 shares issuable upon the exercise of stock options granted pursuant to the Company's 1995 Stock Option Plan, which have vested and are fully exercisable.
(6) Includes 32,074 shares issuable upon the exercise of stock options granted pursuant to the Company's 1995 Stock Option Plan, which have vested and are fully exercisable.
(7) Includes 104,813 shares issuable upon the exercise of stock options granted pursuant to the Company's 1995 Stock Option Plan, which have vested and are fully exercisable.

                             EXECUTIVE COMPENSATION

COMPENSATION TO OUTSIDE DIRECTORS

         The Company pays each director who is not an employee of the Company ("Outside Director") $1,000 for each Board of Directors meeting attended, plus reimbursement for all reasonable expenses incurred by such director in connection with such attendance at any meeting of the Board of Directors.

         On March 3, 2000, the Company also granted options to purchase 20,000 shares of Common Stock to each of the Outside Directors, one third of which are vested, one third of which vest on March 3, 2002 and one third of which vest on March 3, 2003, and all of which are exercisable at the fair market value on the date of grant of $2.063.


            [The remainder of this page is intentionally left blank.]

EXECUTIVE COMPENSATION TABLES

         The following tables provide information about executive compensation.

                           COMPENSATION SUMMARY TABLE

         The following table sets forth the annual and long-term compensation for services to the Company for the years ended December 31, 1998, 1999 and 2000 of those persons who were, at December 31, 2000, (i) the Chief Executive Officer of the Company and (ii) the other four most highly compensated officers of the Company whose compensation exceeded $100,000 for fiscal year 2000 (the "Named Executive Officers").

                                                                                                LONG-TERM
                                                                                              COMPENSATION
                                                        ANNUAL COMPENSATION                      AWARDS
                                               -------------------------------------          -------------
                                                                                                SECURITIES
                                                                        OTHER ANNUAL            UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION                    YEAR        SALARY       COMPENSATION          STOCK OPTIONS      COMPENSATION
---------------------------                    ----        ------       ------------          -------------      ------------
Terek Diasti, Chief Executive Officer          1998       $200,000           --                    --                 --
                                               1999       $215,000           --                    --                 --
                                               2000       $209,000           --                  30,000           $40,449(1)

Adam Diasti, President(2)                      1998       $ 35,000           --                    --                 --
                                               1999       $165,000           --                    --                 --
                                               2000       $172,000           --                  30,000           $52,978(1)

William H. Geary, III, Chief Financial         1998       $ 85,000           --                  11,610               --
Officer                                        1999       $104,000           --                  30,000               --
                                               2000       $146,000           --                  20,001               --

Ronn S. Kelly, Chief Operating Officer(3)      1999       $119,000         $25,000               55,000               --
                                               2000       $172,000           --                  20,001               --

Chris D. Salemi, Chief Development Officer     1998       $ 89,000           --                  11,610               --
                                               1999       $110,000           --                  30,000               --
                                               2000       $128,000           --                  20,001               --

(1) Includes $14,100 and $12,900, which represents the dollar value of the benefit of premiums paid by the Company under split dollar life insurance arrangements for Dr. Terek Diasti and Dr. Adam Diasti, respectively, based on the amount of the premium attributable to the term insurance portion of the policies, and $26,349 and $40,078, which represents the present value to Dr. Terek Diasti and Dr. Adam Diasti, respectively, of premiums paid by the Company under such arrangements based on the amount of the premium attributable to the whole life insurance portion of the policies. The present value was calculated as an interest free loan of the whole life portion of the premium based on their respective life expectancies.
(2) Dr. Adam Diasti, because of his obligations to the Coast P.A., agreed to devote such time and attention as was reasonably necessary to fulfill his contractual obligations to the Company. During 1998, Dr. Diasti devoted the majority of his time and attention to the Coast P.A. and as such, the Company incurred only a percentage of his contractual compensation. However, in 1999, Dr. Diasti devoted the majority of his time and attention to the Company, and therefore, both parties agreed
     Dr. Diasti's contractual compensation would be incurred solely by the Company.
(3)  Mr. Kelly's employment by the Company was terminated as of April 13, 2001.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The following table shows all grants of stock options to the Company's Named Executive Officers during 2000. The options were granted under the Company's Employee Stock Option Plan. In addition, no grants of stock appreciation rights (SARS) were made by the Company in fiscal year 2000. Each option granted may be exercised with respect to one-third of the aggregate number of shares subject to the grant each year, commencing one year after the date of grant. Pursuant to the Securities Exchange Commission rules, the table also shows the value of the options granted at the end of the option terms (ten years) if the stock price were to appreciate annually by 5% and 10%, respectively. There is no assurance that the stock price will appreciate at the rates shown in the table.

                                                                                                POTENTIAL REALIZABLE VALUE
                                                                                                 AT ASSUMED ANNUAL RATES
                                                                                               OF STOCK PRICE APPRECIATION
                                                       INDIVIDUAL GRANTS                             FOR OPTION TERM
                                   --------------------------------------------------------    ---------------------------
                                   NUMBER OF        PERCENT OF
                                   SECURITIES     TOTAL OPTIONS     EXERCISE
                                   UNDERLYING       GRANTED TO       OR BASE
                                    OPTIONS       EMPLOYEES IN        PRICE      EXPIRATION
       NAME                         GRANTED       FISCAL YEAR(1)     ($/SH)         DATE             5%            10%
       ----                         -------       --------------     ------         ----             --            ---
       Terek Diasti                 30,000            .10             2.063        3/3/10          $38,922        $98,637
       Adam Diasti                  30,000            .10             2.063        3/3/10          $38,922        $98,637
       William H. Geary, III        20,001            .07             2.063        3/3/10          $25,949        $65,761
       Ronn S. Kelly(2)             20,001            .07             2.063        3/3/10          $25,949        $65,761
       Chris D. Salemi              20,001            .07             2.063        3/3/10          $25,949        $65,761

---------------

(1) Based upon total grants of options in respect of 292,503 Common Stock options granted during 2000.
(2) Mr. Kelly's employment by the Company was terminated as of April 13, 2001. Mr. Kelly has 90 days from the date of such termination to exercise his options to purchase the Company's Common Stock.

              AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR END OPTION/SAR VALUES

         The following table provides information as to options exercised by each of the named executive officers of the Company during 2000. The table sets forth the value of options held by such officers at year end measured in terms of the closing price of the Company's Common Stock on December 31, 2000.

                                                              NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS AT FISCAL
                                                           OPTIONS AT FISCAL YEAR END                   YEAR END
                                                           ----------------------------      -------------------------------
                           SHARES ACQUIRED     VALUE
   NAME                      ON EXERCISE      REALIZED      EXERCISABLE   UNEXERCISABLE        EXERCISABLE    UNEXERCISABLE
   ----                      -----------      --------      -----------   -------------        -----------    -------------
   Terek Diasti                   0              $0                0          30,000               $0               $0
   Adam Diasti                    0              $0                0          30,000               $0               $0
   William H. Geary, III          0              $0           23,740          43,871               $0               $0
   Ronn S. Kelly(1)               0              $0           18,334          56,669               $0               $0
   Chris D. Salemi                0              $0           24,407          43,871               $0               $0

-----------
(1) Mr. Kelly's employment by the Company was terminated as of April 13, 2001. Mr. Kelly has 90 days from the date of such termination to exercise his options to purchase the Company's Common Stock.

EMPLOYMENT AGREEMENTS

         The Company and Dr. Terek Diasti are parties to an Employment Agreement (the "Terek Diasti Employment Agreement"), pursuant to which Dr. Terek Diasti has agreed to serve as the Chief Executive Officer of the Company. The term of the Terek Diasti Employment Agreement is for five years ending September 31, 2001 and is renewable for subsequent one year terms by mutual agreement of the parties. The Terek Diasti Employment Agreement provides that Dr. Terek Diasti will receive an annual base salary of not less than $135,000. Effective February 2000, the Compensation Committee provided that Dr. Diasti would receive an annual base salary of $210,000 for 2000. Dr. Terek Diasti has agreed to devote substantially all of his time and attention to the business and affairs of the Company. Dr. Terek Diasti will be eligible for an annual incentive bonus, up to 100% of his annual base salary, in an amount to be determined by the Compensation Committee of the Board of Directors in accordance with the Company achieving certain performance measures set by the Compensation Committee. Dr. Terek Diasti is also eligible for inclusion in any health, medical, disability, insurance or pension plan made available by the Company to its employees, a portion of which will be at the Company's expense. The Terek Diasti Employment Agreement provides that in the event of a termination of employment by the Company other than (i) for cause, (ii) upon death or disability or (iii) upon voluntary termination by employee, such employee shall be entitled to receive from the Company a series of monthly payments equal to one-twelfth of the employee's annual base salary for each month during the remaining term of the Terek Diasti Employment Agreement, but not less than 24 months, plus a payment for accrued but unpaid wages and expense reimbursements. The Terek Diasti Employment Agreement provides that in the event such employee's employment terminates other than for cause within twelve months following a change in control (as defined in the Terek Diasti Employment Agreement) of the Company, the Company shall pay such employee a series of 36 monthly payments of one-twelfth of the sum of such employee's base salary plus his previous years' bonus. The Terek Diasti Employment Agreement contains a non-competition covenant with the Company for a period of two years following termination of employment.

         The Company and Dr. Adam Diasti are parties to an Employment Agreement (the "Adam Diasti Employment Agreement"), pursuant to which he has agreed to serve as the President of the Company. The term of the Adam Diasti Employment Agreement is for five years ending September 31, 2001 and is renewable for subsequent one year terms by mutual agreement of the parties. The Adam Diasti Employment Agreement provides that Dr. Adam Diasti will receive an annual base salary of not less than $115,000. Effective February 2000, the Compensation Committee provided that Dr. Diasti would receive an annual base salary of $175,000 for 2000. Dr. Adam Diasti has agreed to devote substantially all of his time and attention to the business and affairs of the Company. Dr. Adam Diasti will be eligible for an annual incentive bonus, up to 100% of his annual base salary, in an amount to be determined by the Compensation Committee of the Board of Directors in accordance with the Company achieving certain performance measures set by the Compensation Committee. Dr. Adam Diasti is also eligible for inclusion in any health, medical, disability, insurance or pension plan made available by the Company to its employees, a portion of which will be at the Company's expense. The Adam Diasti Employment Agreement provides that in the event of a termination of employment by the Company other than (i) for cause,
(ii) upon death or disability or (iii) upon voluntary termination by employee, such employee shall be entitled to receive from the Company a series of monthly payments equal to one-twelfth of the employee's annual base salary for each month during the remaining term of the Adam Diasti Employment Agreement, but not less than 24 months, plus a payment for accrued but unpaid wages and expense reimbursements. The Adam Diasti Employment Agreement provides that in the event such employee's employment terminates other than for cause within twelve months following a change in control (as defined in the Adam Diasti Employment Agreement) of the Company, the Company shall pay such employee a series of 36 monthly payments of one-twelfth of the sum of such employee's base salary plus his previous years' bonus. The Adam Diasti Employment Agreement contains a non-competition covenant with the Company for a period of two years following termination of employment.

         The Company and William H. Geary, III are parties to an Employment Agreement (the "Geary Employment Agreement"), pursuant to which Mr. Geary has agreed to serve as Chief Financial Officer of the Company. The term of the Geary Employment Agreement is for three years ending on October 21, 2002, and is renewable for subsequent one year terms by mutual agreement of the parties. The Geary Employment Agreement provides that Mr. Geary will devote his full time to the business and affairs of the Company and will receive an annual base salary of not less than $150,000. Mr. Geary is also eligible for inclusion in any health, medical, disability, insurance or pension plan made available by the Company to its employees, a portion of which will be at the Company's expense. The Geary Employment Agreement terminates automatically upon death or disability of Mr. Geary and is terminable by the Company "for cause" as defined in the Employment Agreement. The Geary Employment Agreement contains a non-competition covenant with the Company for a period of eighteen months following termination of employment.

         The Company and Chris D. Salemi are parties to an Employment Agreement (the "Salemi Employment Agreement"), pursuant to which Mr. Salemi has agreed to serve as Vice President of Real Estate of the Company. In 2000, Mr. Salemi was named Chief Development Officer. The term of the Salemi Employment Agreement is for three years ending on October 21, 2002, and is renewable for subsequent one year terms by mutual agreement of the parties. The Salemi Employment Agreement provides that Mr. Salemi will devote his full time to the business and affairs of the Company and will receive an annual base salary of not less than $125,000. Effective November 2000, the Compensation Committee provided that Mr. Salemi would receive an annual base salary of $150,000. Mr. Salemi is also eligible for inclusion in any health, medical, disability, insurance or pension plan made available by the Company to its employees, a portion of which will be at the Company's expense. The Salemi Employment Agreement terminates automatically upon death or disability of Mr. Salemi and is terminable by the Company "for cause" as defined in the Salemi Employment Agreement. The Salemi Employment Agreement contains a non-competition covenant with the Company for a period of eighteen months following termination of employment.


            [The remainder of this page is intentionally left blank.]

         The information contained in the following sections entitled "Report of the Compensation Committee," "Performance Graph" and "Report of the Audit Committee" do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates these reports or the performance graph by reference therein.


                      REPORT OF THE COMPENSATION COMMITTEE

         The following report was prepared as of the date of this proxy statement by Directors Dr. Terek Diasti, John H. Kang and Donald R. Millard, as members of the Company's Compensation Committee.

                  The Compensation Committee acts on behalf of the Board of Directors to establish the general compensation policy of the Company for all employees of the Company and to determine the compensation for the Chief Executive Officer and other executive officers. It also administers the Company's stock plans. Additionally, the Compensation Committee is routinely consulted to approve compensation packages for newly-hired executives. The Compensation Committee's compensation policy for executive officers is designed to promote continued performance, and attract, motivate and retain talented executives responsible for the success of the Company.

                  Annual compensation for all the executive officers of the Company will be determined by the Compensation Committee of the Company, subject to terms of any applicable employment agreement negotiated between an officer and the Company. Historically, the executive officers of the Company were compensated annually with lower salaries than officers at similarly-situated companies. However, recently, the Compensation Committee has increased salaries for the executive officers in order to compensate them at a level more comparable with officers at similarly-situated companies. The Compensation Summary Table contains the actual salaries paid by the Company to the executive officers in 2000 and the Employment Agreements section provides the recent salary thresholds established by the Compensation Committee for the executive officers. The executive officers may also qualify for a bonus pursuant to the Company's bonus plan, which applies a formula based on the growth, profits and overall performance of the Company. None of the executive officers of the Company earned a bonus in 2000 due to the performance of the Company.

                  The Compensation Committee expects in the future to determine the compensation levels for the executive officers based upon several considerations, including the performance of the Company, individual performance, and general economic conditions, including but not limited to increases in the cost of living. Changes in compensation in subsequent years will be discretionary and based upon the foregoing factors. The Compensation Committee is not expected to give particular weight to a specific factor or use a formula in determining compensation.

                  Long-term equity incentives for executive officers and other Company employees are effected through stock option grants under the Company's 1995 Stock Option Plan. The Compensation Committee believes that equity-based compensation in the form of stock options links the interests of management and employees with those of the stockholders. Stock options only have value if the stock price appreciates in value from the date the options are granted. The number of stock options granted to executive officers is within the discretion of the Compensation Committee and is based on each executive's position within the Company, past performance, anticipated future contributions, and prior option grants. During 2000, the Compensation Committee approved a grant of stock options to the CEO, the President, the Chief Financial Officer, the Chief Operating Officer and the Chief Development Officer. Historically, stock options have also been provided to the President's solely-owned professional associations. However, the Company recently decided not to issue additional options to the President's professional associations for the foreseeable future.


                                                 Respectfully submitted,
                                                 The Compensation Committee
                                                 Dr. Terek Diasti
                                                 John H. Kang
                                                 Donald R. Millard

PERFORMANCE GRAPH

         The following graph shows a comparison of cumulative total stockholder returns for the Company's Common Stock, the Nasdaq Stock Market Index for U.S. Companies, and the Nasdaq Health Services Index. The graph assumes the investment of $100 on February 11, 1997, the date of the Company's initial public offering. The data regarding the Company assumes an investment at the opening price per share of $8.00 on February 11, 1997. The performance shown is not necessarily indicative of future performance.

                      COMPARISON OF CUMULATIVE TOTAL RETURN
              FOR THE PERIOD FEBRUARY 11, 1997 TO DECEMBER 31, 2000
            AMONG COAST DENTAL SERVICES, INC., NASDAQ U.S. INDEX AND
                          NASDAQ HEALTH SERVICES INDEX


                                    (CHART)

--------------------------------------------------------------------------------
                          TOTAL RETURN TO STOCKHOLDERS
                         (DIVIDENDS REINVESTED MONTHLY)

                                                      INDEXED RETURNS
                                     BASE              YEARS ENDING
                                    PERIOD
COMPANY/INDEX                       11FEB97    DEC97   DEC98    DEC99    DEC00
                                    -------    -----   -----    -----    -----
COAST DENTAL SERVICES INC.            100      228.57   98.81    23.21     9.82
NASDAQ US INDEX                       100      118.76  167.45   311.18   187.07
NASDAQ HEALTH                         100      102.32   86.74    69.77    95.78

--------------------------------------------------------------------------------



Note: The stock price performance graph shown on the graph above is not necessarily indicative of future price performance.

                             AUDIT AND RELATED FEES

AUDIT FEES

         The aggregate fees billed by Deloitte & Touche, LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively "Deloitte") for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2000 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q during that fiscal year were $119,100.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         The Company did not engage Deloitte to provide professional services to the Company regarding financial information systems design and implementation during the fiscal year ended December 31, 2000.

ALL OTHER FEES

         The aggregate fees billed by Deloitte for services rendered to the Company, other than the services covered in "Audit Fees" and "Financial Information Systems Design and Implementation Fees" for the fiscal year ended December 31, 2000 were $94,443, which fees primarily related to tax consulting and compliance.

         The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant's independence.

                          REPORT OF THE AUDIT COMMITTEE

         The Audit Committee consists of Messrs. Kang and Millard. Each of the members of the Audit Committee is independent pursuant to Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors, which is included in this Proxy Statement as Appendix A.

         Management is responsible for the Company's internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent accountants are responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee the Company's financial reporting activities. The Audit Committee meets with the Company's independent accountants and reviews the scope of their audit, report and recommendations. The Audit Committee also recommends to the Board of Directors the selection of the Company's independent accountants. The Audit Committee met two times during 2000.

         The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2000 with the Company's management. Management represented to the Audit Committee that the Company's financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with the independent accountants. The Audit Committee has discussed with Deloitte, the Company's independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

         The Audit Committee has also received the written disclosures and the letter from Deloitte required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of Deloitte with that firm. The Audit Committee has considered the provision of services by Deloitte covered in "Audit and Related Fees" above and has determined that such services are compatible with maintaining their independence from the Company.

         Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                                        Respectfully submitted,
                                        The Audit Committee
                                        John H. Kang
                                        Donald R. Millard

                              CERTAIN TRANSACTIONS

         The information set forth herein briefly describes certain relationships and related transactions since the beginning of the Company's last fiscal year between the Company and its Directors, officers and stockholders owning 5% or more of the Company's Common Stock. These relationships and transactions have been and will continue to be approved by a majority of the Company's independent Directors of the Audit Committee and will be on terms no less favorable to the Company than those that could be obtained from unaffiliated parties.

AGREEMENT WITH COAST P.A.

         The Company has agreements to provide dental management, services and support to each Coast P.A. ("Services and Support Agreements"). Dr. Adam Diasti, a Director and the President of the Company, is the sole owner of the Coast P.A. Payments made by the Coast P.A. to the Company for management services were approximately $45.8 million for the year ended December 31, 2000. The service and support fees paid to the Company by the Coast P.A. have historically ranged from 65% to 76% of the gross revenue, net of refunds and discounts, of the dental offices managed by the Company pursuant to the Services and Support Agreements (the "Dental Centers"). The services and support fees between the parties may be revised from time to time based upon negotiations between the Audit Committee and the Coast P.A. The Company pays, out of the services and support fee, all of the operating and non-operating expenses incurred by the Coast P.A. at the Dental Centers, except for the salaries and benefits of the Coast P.A. dentists and dental hygienists. The Audit Committee approved an adjustment to the services and support fees in January 2000 to 67%, which was staged in throughout the year. The service and support fees are expected to average between 66% and 72% over the next several years.

         In addition, the fair value of stock options granted by the Company to affiliated dental professionals employed by a Coast P.A. are charged to the Coast P.A. and reimbursed to the Company from the Coast P.A. Upon the departure or termination of a dental professional from a Coast P.A., any options previously granted that are forfeited by the dental professional pursuant to the terms of the affiliated professional benefit plan, revert to the Coast P.A. for reissuance to new dental professionals. As a result of such forfeitures, the Coast P.A. currently holds options to purchase 177,635 shares of the Company's common stock at exercise prices ranging from $1.75 to $29.75.

AGREEMENT WITH DR. ADAM DIASTI

         The Company has an agreement with Dr. Adam Diasti, pursuant to which Dr. Diasti has agreed to sell all of his shares of Coast P.A. stock to a licensed dentist designated by the Company if certain events occur. Dr. Diasti is a Director and President of the Company. The purchase price under the agreement, if the certain event should occur, will be the fair market value of Dr. Diasti's shares of the Coast P.A.'s stock.

NOTE AND ACCOUNTS RECEIVABLE FROM COAST P.A.

         The Company periodically advances funds to/from the Coast P.A. These advances to and from the Coast P.A. are reflected on the Company's balance sheet as a note receivable from Coast P.A. for approximately $229,000 at December 31, 2000. The receivable is non-interest bearing and is due upon demand. The Company has also recorded a receivable from the Coast P.A. in the amount of $2,295,374 as of December 31, 2000 in accordance with the Affiliated Professionals Stock Plan. This receivable represents the fair value of the options issued to the dental professionals employed by the Coast P.A. and is reimbursed to the Company from the Coast P.A.

         The Coast P.A. is indebted to the Company in the aggregate amount as of December 31, 2000 of approximately $10.5 million which represents services and support fees payable to the Company in accordance with the Services and Support Agreements.

EDENTALDIRECT.COM AGREEMENT

         The Company entered into a Supply Agreement dated September 27, 2000 with edentaldirect.com, Inc. Tim Diasti, an affiliate of the Company, is an officer, director and shareholder of edentaldirect.com, Inc. and brother of Terek and Adam Diasti. The Company's officers and directors, Terek Diasti and Adam Diasti, and its directors, Donald Millard and John Kang are also shareholders of edentaldirect.com, Inc. Under the Supply Agreement, the Company purchased dental products and supplies from edentaldirect.com, Inc. During 2000, the Company paid edentaldirect.com, Inc. approximately $89,000 for dental products and supplies. The Company believes the terms of the Supply Agreement are generally and materially similar to such terms it could obtain from unrelated parties.

EXTRAORDINARY TRANSACTION

         During the latter part of 2000, there were discussions, negotiations and significant professional services and fees pertaining to the possible redemption of shares by the Company at a substantial premium to the market price of the shares which would have resulted in a privatization of the Company with 100% ownership by an entity controlled by Dr. Terek Diasti and Dr. Adam Diasti. The Company's interests in the matter were represented by an independent committee of the Board of Directors made up of disinterested Directors. In late March 2001, this transaction was abandoned due to difficulties in obtaining financing to consummate the transaction. In connection with the discussions and negotiations of the possible transaction, the Company incurred approximately $800,000 of expenses, of which a portion represented reimbursements of expenses by the proposed acquiring entity.

2. APPROVAL OF AMENDMENT TO STOCK OPTION PLAN TO PROVIDE ADDITIONAL SHARES

         The Company's Stock Option Plan (the "Incentive Plan") was originally approved by the stockholders in April 1996. The purpose of the Incentive Plan is to afford the Company's employees an opportunity to acquire a greater proprietary interest in the Company. The Incentive Plan was amended in 1997 to provide non-employee Directors with a similar opportunity to acquire a proprietary interest in the Company and to encourage qualified individuals to consider favorably the request to serve as directors and remain as directors once they are elected. The Board of Directors has adopted by unanimous written consent, subject to stockholder approval at the Meeting an amendment to the Incentive Plan (the "Incentive Plan Amendment"), to increase the number of shares of Common Stock authorized for issuance pursuant to the Incentive Plan to 1,500,000 shares (on a pre-split basis).

         The Incentive Plan initially authorized the issuance of up to 450,000 shares of the Company's Common Stock pursuant to stock appreciation rights, stock options or restricted stock issuances and was amended in 1999 to increase the number of shares of Common Stock authorized for issuance pursuant to the Incentive Plan to 750,000 shares. Of the shares of Common Stock available for issuance under the Incentive Plan, the Company has outstanding as of December 31, 2000 stock options and restricted stock covering approximately 591,126 shares of Common Stock. An increase of 750,000 shares (on a pre-split basis) is considered necessary and in the best interest of the shareholders in order that the Company can continue to incentivize its current employees, align their interests with the interests of the shareholders, and retain existing employees as well as attract new employees.

         The Board of Directors has unanimously approved the Incentive Plan Amendment to increase to 1,500,000 (on a pre-split basis) the total number of shares of Common Stock which may be issued pursuant to the Incentive Plan. All other terms of the Incentive Plan as previously amended shall remain the same. Approval of the Incentive Plan Amendment will require the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Meeting. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for the purpose of determining whether this matter has been approved. If the Incentive Plan Amendment is not approved, the Incentive Plan will continue in full force without the Incentive Plan Amendment. Complete copies of the Incentive Plan, including the Incentive Plan Amendment can be obtained from the Secretary of the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE AMENDMENT TO INCREASE THE SHARES OF COMMON STOCK AVAILABLE UNDER THE INCENTIVE PLAN.

3. APPROVAL OF THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY'S OUTSTANDING SHARES OF COMMON STOCK AT A RATIO RANGING FROM ONE-TO-THREE TO ONE-TO-FIVE

GENERAL

         The Board of Directors has unanimously adopted a resolution approving, declaring advisable and recommending to the stockholders for their approval an amendment to Article IV of the Company's Restated Certificate of Incorporation effecting a reverse stock split of the Company's outstanding shares of Common Stock at a ratio between one-to-three to one-to-five, as determined at the discretion of the Board of Directors to be in the best interests of the Company. The Board of Directors believes that approval of a range of reverse split ratios, rather than approval of a specific reverse split ratio, provides the Board of Directors with maximum flexibility to achieve the purposes of the reverse stock split.

         The form of the proposed amendment to effect the reverse stock split is attached hereto as Appendix B (the "Certificate of Amendment"). The Certificate of Amendment will effect a reverse stock split of the shares by reducing the number of issued and outstanding shares of the Company's Common Stock by the ratio determined by the Board of Directors to be in the best interests of the Company, but will not change the number of authorized shares of Common Stock or preferred stock or the par value of the Company's Common Stock or preferred stock.

PURPOSE

The Board of Directors approved the reverse stock split for the following reasons:

         - The Board of Directors believes a higher stock price may help generate investor interest in the Company and help the Company attract and retain employees and other service providers; and

         - The Board of Directors believes the reverse stock split is the most effective means to avoid a delisting of the Company's Common Stock from the Nasdaq National Market ("Nasdaq").

         Potential Increased Investor Interest.

         On May 25, 2001, the Company's Common Stock closed at $0.74 per share. In approving the reverse stock split, the Board of Directors considered that the Company's Common Stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Also, the Board of Directors believes that most investment funds are reluctant to invest in lower priced stocks.

         The Board of Directors further believes that a higher stock price would help the Company attract and retain employees and other service providers. The Board of Directors believes that some potential employees and service providers are less likely to work for a company with a low stock price, regardless of the size of the company's market capitalization. If the reverse stock split successfully increases the per share price of the Company's Common Stock, the Board of Directors believes this increase will enhance the Company's ability to attract and retain employees and service providers.

         Nasdaq Listing.

         The Company's Common Stock is quoted on Nasdaq under the symbol "CDEN." In order for the Company's Common Stock to continue to be quoted on the Nasdaq National Market, the Company must satisfy various listing maintenance standards established by Nasdaq. Among other things, these listing standards require that:

         - The Company has net tangible assets (defined as total assets, excluding goodwill, minus total liabilities) of at least $4 million;

         - The Company's Common Stock has an aggregate market value of shares held by persons other than officers, directors and shareholders holding 10% or more of the total outstanding shares of Common Stock (referred to as the market value of public float) of at least $5,000,000; and

         - The Company's Common Stock have a minimum bid price of at least $1.00 per share.

         At present, the Company does not satisfy the last two of the above requirements.

         One March 15, 2001, the Company received notice from Nasdaq advising the Company that its Common Stock failed to maintain a minimum market value of public float of $5,000,000 over the prior 30 consecutive trading days as required by applicable NASD Marketplace Rules. The Company was provided a 90 calendar day "grace period" (until June 13, 2001) to regain compliance. If, at any time during the 90-day period, the market value of public float of the Company's Common Stock reaches at least $5,000,000 for a minimum of 10 consecutive trading days, the Nasdaq staff would determine that the Company complied with the market value of public float requirement. It is unlikely that the Company's Common Stock will regain compliance with this requirement for a minimum of 10 consecutive trading days during the grace period.

         On May 15, 2001, the Company received notice from Nasdaq that its Common Stock failed to maintain Nasdaq's minimum bid price closing requirement of $1.00 as required by applicable NASD Marketplace Rules. The Company was provided a 90 calendar day "grace period" (until August 13, 2001) to regain compliance with the minimum bid price requirement. If, at any time during the 90-day period, the bid price of the Common Stock reaches at least $1.00 for a minimum of 10 consecutive trading days, the Nasdaq staff would determine that the Company complied with the minimum bid price requirement. It is unlikely that the Company's Common Stock will regain compliance with this requirement for a minimum of 10 consecutive trading days during the grace period.

         The Company expects to receive a letter from Nasdaq shortly after June 13, 2001 stating that as a result of the Company's failure to maintain the market value of public float requirements, the Company's Common Stock will be delisted at the close of business on a date shortly after the date of the Nasdaq letter. The Company in accordance with NASD Marketplace Rules, can appeal the Nasdaq staff's determination and request an oral hearing before a Nasdaq Listing Qualifications Panel (the "Panel"). If the Nasdaq staff makes such a determination, the Company expects to appeal. The hearing request will operate to stay the delisting of the Company's Common Stock pending the Panel's decision. At the hearing, the Company will advise the Panel that it is taking affirmative steps to achieve compliance with the minimum bid price requirement by effecting a reverse stock split. A reverse stock split should have the effect of increasing the trading price of the Company's Common Stock because it will result in a proportionate increase in the Company's reported earnings per share. The Board of Directors believes that the proposed reverse stock split is likely to result in the bid price for the Company's Common Stock increasing over the $1.00 minimum bid price requirement.

         We will also highlight to the Panel that the Company is currently in full compliance with all of the listing maintenance standards applicable to the Nasdaq SmallCap Market (other than the $1.00 per share minimum bid price requirement), should the Panel determine not to grant the Company an exception period, during which the Common Stock would remain listed on the Nasdaq National Market, to address the other Nasdaq National Market listing maintenance standards with which the Company is currently not in compliance. Under such circumstances, the Panel may determine to move the Company's Common Stock to the Nasdaq SmallCap Market. The listing maintenance standards applicable to the Nasdaq SmallCap Market include:

         - Net tangible assets of at least $2 million or a market capitalization of at least $35 million or net income (in latest fiscal year or two of the three last fiscal years) of at least $500,000;

         -        Market value of public float of at least $1 million; and

         -        A minimum bid price of at least $1.00 per share.

         Given the prospect of the Panel determining to move the Company's Common Stock to the Nasdaq SmallCap Market (for which the minimum bid price requirement is the same as applicable to the Nasdaq National Market), the Board of Directors believes that effecting a reverse stock split may be essential to continued Nasdaq listing.

         If the Panel determines to delist the Company's Common Stock from Nasdaq, it would likely commence trading in the over-the-counter market on the OTC Bulletin Board or what is referred to as the "pink sheets." In that case, you could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's Common Stock. In addition, if the Company's Common Stock is delisted from trading on Nasdaq and the trading price of the Common Stock remains below $5.00 per share, trading in the Company's Common Stock would also be subject to certain rules promulgated under the Securities Exchange Act of 1934, which require additional sales practices by broker-dealers in connection with any trades involving a stock defined as a "penny stock" (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). For example, broker-dealers must make a special suitability determination for the purchaser, receive the purchaser's written consent to the transaction prior to sale, and make special disclosures regarding sales commissions, current stock price quotations, recent price information and information on the limited market in penny stock. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in the Company's Common Stock, which could severely limit the market liquidity of the Company's Common Stock and the ability of investors to trade the Company's Common Stock.

         Even though the reverse stock split, by itself, would not impact the Company's assets or prospects, the reverse stock split could be followed by a decrease in the aggregate market value of the Common Stock. The Board of Directors, however, believes that this risk is offset by the prospect that the reverse stock split will improve the likelihood that the Company will be able to maintain its Nasdaq listing. The Board of Directors considered the potential harm to the Company of a delisting from Nasdaq, and determined that a reverse stock split was the best way of achieving compliance with Nasdaq's minimum bid price requirement. Accordingly, the Board of Directors adopted resolutions declaring the advisability of, and hereby submits to the Company's stockholders for approval, a proposal to amend the Company's Restated Certificate of Incorporation to effect a reverse stock split of the Company's outstanding shares of Common Stock at a ratio between one-to-three and one-to-five to be determined at the discretion of the Board of Directors. In determining the ratio of the reverse stock split, the Board of Directors will assess numerous factors including but not limited to analysis of the most recent fiscal quarter of the Company and general economic conditions, and will place emphasis on the closing price of the Common Stock on the days immediately preceding the day on which the Certificate of Amendment is filed. The judgment of the Board of Directors as to the ratio shall be conclusive.

         The Board of Directors believes that maintaining Nasdaq listing may provide a broader market for the Company's Common Stock and facilitate the use of the Company's Common Stock in financing transactions. The Board of Directors approved the reverse stock split partly as a means of increasing the share price of the Company's Common Stock above $1.00 per share. If the stockholders do not approve the reverse stock split proposal and the stock price does not otherwise increase to greater than $1.00 per share, the Company expects the Common Stock to be immediately delisted from the Nasdaq.

         The Company cannot predict whether the reverse stock split will increase the market price for the Company's Common Stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

         - The market price per new share of the Company Common Stock (the "New Shares") after the reverse stock split will rise in proportion to the reduction in the number of old shares of the Company Common Stock (the "Old Shares") outstanding before the reverse stock split;

         - The reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks;

         - The reverse stock split will result in a per share price that will increase the Company's ability to attract and retain employees and other service providers; or

         - The market price per New Share will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq or that the Company will otherwise meet the requirements of Nasdaq for continued inclusion for trading on Nasdaq.

         The market price of the Company's Common Stock will also be based on the Company's performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of the Company's Common Stock declines, the percentage decline as an absolute number and as a percentage of the Company's overall market capitalization may be greater than would occur in the absence of a reverse stock split. Furthermore, liquidity of the Company's Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split. In addition, the reverse stock split will increase the number of stockholders of the Company who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, there is no assurance that the reverse stock split will achieve the desired results that are outlined herein.

PRINCIPAL EFFECTS OF THE REVERSE STOCK SPLIT

         Corporate Matters.

         The reverse stock split would have the following effects on the number of shares of Common Stock outstanding:

         - Each three, four or five of the Company's Old Shares (depending on the split ratio determined by the Board of Directors) owned by a stockholder would be exchanged for one New Share;

         - The number of shares of the Company's Common Stock issued and outstanding will be reduced from six million two hundred eighty-six thousand three hundred eighty-four (6,286,384) shares to between approximately one million two hundred fifty-seven thousand two hundred seventy-six (1,257,276) shares and two million ninety-five thousand four hundred sixty-one (2,095,461) shares depending on the split ratio determined by the Board of Directors;

         - All outstanding options and warrants entitling the holders thereof to purchase shares of the Company's Common Stock will enable such holders to purchase, upon exercise of their options or warrants, from one-third to one-fifth of the number of shares of the Company's Common Stock (depending on the split ratio determined by the Board of Directors) that such holders would have been able to purchase upon exercise of their options or warrants immediately preceding the reverse stock split at an exercise price equal to from three times to five times the exercise price specified before the reverse stock split, resulting in approximately the same aggregate price being required to be paid therefor upon exercise thereof immediately preceding the reverse stock split; and

         - The number of shares reserved for issuance under the Company's existing stock option plan will be reduced to from one-third to one-fifth of the number of shares currently included in such plans (depending on the split ratio determined by the Board of Directors).

         The reverse stock split will be effected simultaneously for all the Company's Common Stock and the exchange number will be the same for all of the Company's Common Stock. The reverse stock split will affect all of the Company's stockholders uniformly and will not affect any stockholder's percentage ownership interests in the Company, except to the extent that the reverse stock split results in any of the Company's stockholders owning a fractional share. As described below, stockholders holding fractional shares will be entitled to cash payments in lieu of such fractional shares. Such cash payments will reduce the number of post-split stockholders to the extent there are stockholders presently holding fewer than from three to five shares depending on the split ratio determined by the Board of Directors. This, however, is not the purpose for which the Company is effecting the reverse stock split. Common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The Company will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

         Fractional Shares.

         No scrip or fractional certificates will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of Old Shares not evenly divisible by three, four or five, depending on the split ratio determined by the Board of Directors, will be entitled, upon surrender of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will be based on the average closing price per share of the Company's Common Stock as reported on Nasdaq for the 10 trading days immediately preceding the effective date of the reverse stock split. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.

         Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where the Company is domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

         Authorized Shares.

         The reverse stock split will have no effect on the total number of the Company's authorized shares of Common Stock. Upon effectiveness of the reverse stock split, however, the number of authorized shares of Common Stock that are not issued or outstanding would increase from forty-three million seven hundred thirteen thousand six hundred sixteen (43,713,616) shares to between approximately forty-seven million nine hundred four thousand five hundred thirty-nine (47,904,539) shares and forty-eight million seven hundred forty-two thousand seven hundred twenty-four (48,742,724) shares depending on the split ratio determined by the Board of Directors. We will continue to have 2,000,000 authorized but unissued shares of preferred stock. All authorized but unissued shares of capital stock of the Company will be available for issuance in the Company's discretion.

         Accounting Matters.

         The reverse stock split will not affect the par value of the Company's Common Stock. As a result, on the effective date of the reverse stock split, the stated capital on the Company's balance sheet attributable to the Company's Common Stock will be reduced to from one-third to one-fifth of its present amount depending on the split ratio determined by the Board of Directors, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the Company's Common Stock will be increased because there will be fewer shares of the Company's Common Stock outstanding.

         Potential Anti-Takeover Effect.

         Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Company's Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the reverse stock split proposal is not being proposed in response to any effort of which this Company is aware to accumulate the Company's shares of Common Stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to the Company's Board of Directors and stockholders. Other than the reverse stock split proposal, the Company's Board of Directors does not currently contemplate recommending the adoption of any other amendments to the Company's Restated Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company, nor is the reverse stock split being recommended by the Board of Directors as part of an anti-takeover strategy.

PROCEDURE FOR EFFECTING REVERSE STOCK SPLIT AND EXCHANGE OF STOCK CERTIFICATES

         If the Company's stockholders approve the reverse stock split and the Board of Directors still believes that the reverse stock split is in the best interests of the Company and its stockholders, the Company will file an amendment to its Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. The reverse stock split will become effective at the time specified in the amendment, which will most likely be some time shortly after the filing of the amendment and which is referred to as the "effective time." Beginning at the effective time, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares.

         As soon as practicable after the effective time, stockholders will be notified that the reverse stock split has been effected. The Company expects that its transfer agent, American Stock Transfer & Trust Company, will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of Old Shares will be asked to surrender to the exchange agent certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in the letter of transmittal the Company sends to its stockholders. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Any Old Shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for New Shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

         If your certificate representing shares of the Company's Common Stock is lost, destroyed or stolen, you will be entitled to issuance of a new stock certificate representing post-split shares upon compliance with such requirements as the Company and its exchange agent customarily apply in connection with lost, destroyed or stolen certificates.

         Even if the stockholders approve the reverse stock split, the Company reserves the right to not effect the reverse stock split if in the Board of Directors opinion it would not be in the best interests of the Company and its stockholders to effect such reverse stock split.

NO DISSENTER'S RIGHTS

         Under the Delaware General Corporation Law, the Company's stockholders are not entitled to dissenter's rights with respect to the reverse stock split, and the Company will not independently provide stockholders with any such right.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

         The following is a summary of certain material federal income tax consequences of the reverse stock split and does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. For example, the state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he or she resides. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (the "Code") (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder's own tax advisor with respect to the tax consequences of the reverse stock split.

         Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder's exchange of Old Shares for New Shares pursuant to the reverse stock split. The aggregate tax basis of the New Shares received in the reverse stock split (including any fraction of a New Share deemed to have been received) will be the same as the stockholder's aggregate tax basis in the Old Shares exchanged therefor. In general, stockholders who receive cash upon redemption of their fractional share interests in the New Shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The federal income tax liability, if any, generated by the receipt of cash in lieu of a fractional interest should not be material in amount in view of the low value of the fractional interest. The stockholder's holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the reverse stock split.

         The Company's view regarding the tax consequence of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

         The affirmative vote of the holders of a majority of all outstanding shares of the Company's Common Stock entitled to vote at the Meeting in person or by proxy, will be required for approval of the amendment to the Company's Restated Certificate of Incorporation.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION IN ORDER TO EFFECT THE REVERSE STOCK SPLIT OF THE OUTSTANDING

SHARES OF THE COMPANY'S COMMON STOCK ISSUED AND OUTSTANDING AT A RATIO BETWEEN ONE-TO-THREE AND ONE-TO-FIVE TO BE DETERMINED AT THE DISCRETION OF THE BOARD OF DIRECTORS.

4. RATIFICATION OF APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

       Deloitte was appointed as the Company's independent auditors for the year 2000. The Board of Directors of the Company, upon the recommendation of the Audit Committee, recommended that Deloitte be retained as the Company's auditors for the year 2001. A representative of Deloitte is expected to be present at the Meeting and will be available to respond to questions and may make a statement if the representative so desires.

5.  OTHER BUSINESS

       The Board of Directors knows of no other matters which are likely to be brought before the Meeting. If any matter not described herein should be presented for Stockholder action at the Meeting, the persons named in the enclosed Proxy will vote the shares represented thereby in accordance with their best judgment.

                            STOCKHOLDER PROPOSALS FOR
                     PRESENTATION AT THE 2002 ANNUAL MEETING

         Any stockholder intending to present a proposal at the 2002 Annual Meeting in accordance with Rule 14a-8 under the Securities Exchange Act of 1934 for inclusion in the Company's proxy materials for such meeting must, in addition to meeting other applicable requirements under the rules and regulations of the Securities and Exchange Commission, submit such proposal to William H. Geary, III, Secretary, in writing no later than February 14, 2001.

       The Company's By-Laws require certain advance notice to the Company of a stockholder sponsored proposal submitted outside the processes of Rule 14a-8, including nominations by stockholders of persons to stand for election as directors at stockholders' meetings. To be timely, such notice must be received at the principal executive offices of the Company not less than 60 nor more than 90 days prior to the meeting of stockholders; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the date on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. A proposal submitted outside the processes of Rule 14a-8 is any stockholder proposal submitted for presentation at the 2002 Annual Meeting but not submitted for inclusion in the Company's proxy statement. Under Rule 14a-4(c)(1), if a proponent fails to notify the Company by the advance notice date, then the management proxies will be permitted to use their discretionary voting authority if such proposal is raised at the 2002 Annual Meeting, without any discussion of the matter in the proxy statement.

       A stockholder's notice with respect to a director nomination must set forth (i) certain information about the nominee, (ii) consent of the nominee to serve as a director if elected, (iii) the name and record address of the nominating stockholder, (iv) the class or series and number of shares of the Company which are beneficially owned by such stockholder, (v) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person pursuant to which the nominations are to be made,
(vi) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named, and (vii) certain other information.

       The complete By-Law provisions governing these requirements are available to any stockholder without charge upon request from the Secretary of the Company.

                                         By Order of the Board of Directors,



                                         WILLIAM H. GEARY, III
                                         Secretary

Dated:  June 15, 2001

                                   APPENDIX A
                           COAST DENTAL SERVICES, INC.
                             AUDIT COMMITTEE CHARTER

I.       PURPOSE

         The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

         - Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

         - Review and appraise the audit efforts of the Corporation's independent accountants and internal auditing department.

         - Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

         The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV. of this charter.

II.      COMPOSITION

         The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. [In accordance with the Company's By-Laws and SEC regulations, an "Independent Director" is defined as a member of the Board who is not employed by the Company, has not been employed by the Company in the last three (3) years and has no direct relationship with or to any member of the Board of Directors or the Company's Executive Officers.] All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

         The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair B majority vote of the full Committee membership.

III.     MEETINGS

         The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Corporation's financials consistent with IV.4. (below).

IV.      RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities the Audit Committee shall:

DOCUMENTS/REPORTS REVIEW

1. Review and update this Charter periodically, at least annually, as conditions dictate.
2. Review the organization's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.
3. REVIEW THE REGULAR INTERNAL REPORTS TO MANAGEMENT PREPARED BY THE INTERNAL AUDITING DEPARTMENT AND MANAGER'S RESPONSE.
4. Review with financial management and the independent accountants SEC Forms 10-Q and 10-K prior to its filing or prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

INDEPENDENT ACCOUNTANTS

5. Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence.
6. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.
7. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization's financial statements.

FINANCIAL REPORTING PROCESSES

8. In consultation with the independent accountants and the INTERNAL AUDITORS, review the integrity of the organization's financial reporting processes, both internal and external.
9. Consider the independent accountants' judgments about the quality and the appropriateness of the Corporation's accounting principles as applied in its financial reporting.
10. Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants, management, or the INTERNAL AUDITING DEPARTMENT.

PROCESS IMPROVEMENT

11. Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent accountants and the INTERNAL AUDITORS regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.
12. Following completion of the annual audit, review separately with each of management, the independent accountants and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.
13. Review any significant disagreement among management and the independent accountants or the INTERNAL AUDITING DEPARTMENT in connection with the preparation of the financial statements.
14. Review with the independent accountants, the INTERNAL AUDITING DEPARTMENT and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

ETHICAL AND LEGAL COMPLIANCE

15. Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.
16. Review management's monitoring of the Corporation's compliance with the organization's Ethical Code, and ensure that management has the proper review system in place to ensure that the Corporation's financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.
17. REVIEW ACTIVITIES, ORGANIZATIONAL STRUCTURE, AND QUALIFICATIONS OF THE INTERNAL AUDIT DEPARTMENT.
18. Review, with the organization's counsel, legal compliance matters including corporate securities trading policies.
19. Review, with the organization's counsel, any legal matter that could have a significant impact on the organization's financial statements.
20. Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

                                   APPENDIX B

                    CERTIFICATE OF AMENDMENT OF THE RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           COAST DENTAL SERVICES, INC.

         Coast Dental Services, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         I. The name of the Corporation is Coast Dental Services, Inc. and the Corporation was originally incorporated under the same name, and the original Certificate of Incorporation, a Restated Certificate of Incorporation (First), a Restated Certificate of Incorporation (Second) and a Restated Certificate of Incorporation (Third) of the Corporation were filed with the Secretary of State of the State of Delaware on September 12, 1995, October 1, 1996, October 18, 1996 and January 24, 1997, respectively.

         II. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of the Restated Certificate of Incorporation amends the provisions of the Restated Certificate of Incorporation (Third).

         III. The terms and provisions of this Certificate of Amendment of the Restated Certificate of Incorporation (i) have been approved by the Board of Directors of the Corporation in a resolution setting forth and declaring advisable the amendment contained herein and (ii) have been duly approved by the required number of shares of outstanding stock of the Corporation, in each case pursuant to and in accordance with Section 242 of the Delaware General Corporation Law.

         IV. Article IV of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

         "Section A. This Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock and Preferred Stock. Each share of Common Stock shall have a par value of $0.001 and each share of Preferred Stock shall have a par value of $0.001. The total number of shares of Common Stock this Corporation shall have authority to issue is 50,000,000, and the total number of shares of Preferred Stock this Corporation shall have authority to issue is 2,000,000.

         Section B. Effective 12:01 a.m. on _________ , 2001 (the "Effective Time"), each one (1) share of Common Stock of the Corporation issued and outstanding shall, by virtue of this amendment to the Corporation's Restated Certificate of Incorporation, be combined into one ____ (____) of one (1) share of fully paid and nonassessable Common Stock of the Corporation, subject to the treatment of fractional shares interests described below. Following the effectiveness of this amendment, the Corporation will evidence the reverse stock split effected by Section B pursuant to procedures adopted by the Corporation.

         Section C. No fractional shares of Common Stock of the Corporation shall be issued. No stockholder of the Corporation shall transfer any fractional shares of Common Stock of the Corporation. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation.

         Section D. A holder of Common Stock at the Effective Time who would otherwise be entitled to a fraction of a share shall, in lieu thereof, be entitled to receive a cash payment based on the average closing price per share of the Corporation's common stock as reported on Nasdaq for the ten trading days immediately preceding the effective date of the reverse stock split.

         Section E. Each holder of record of shares of Common Stock shall be entitled to vote at all meetings of the stockholders and shall have one vote for each share held by him of record. Subject to the prior rights of the holders of all classes or series of stock at the time outstanding having prior rights as to dividends, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation (the "Board of Directors"), out of the assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

         Section F. Subject to the terms contained in any designation of a series of Preferred Stock, the Board of Directors is expressly authorized, at any time and from time to time, to fix, by resolution or resolutions, the following provisions for shares of any class or classes of Preferred Stock of the Corporation or any series of any class of Preferred Stock:

                                  (1) the designation of such class or series,
                  the number of shares to constitute such class or series which may be increased or decreased (but not below the number of shares of that class or series then outstanding) by resolution of the Board of Directors, and the stated value thereof if different from the par value thereof;

                                  (2) whether the shares of such class or series
                  shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

                                  (3) the dividends, if any, payable on such
                  class or series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of the same class;

                                  (4) whether the shares of such class or series
                  shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

                                  (5) the amount or amounts payable upon shares
                  of such series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

                                  (6) whether the shares of such class or series
                  shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

                                  (7) whether the shares of such class or series
                  shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of the same class or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

                                  (8) the limitations and restrictions, if any,
                  to be effective while any shares of such class or series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of the same class;

                                  (9) the conditions or restrictions, if any,
                  upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such class or series or of any other series of the same class or of any other class;

                                 (10) the ranking (be it pari passu, junior or
                  senior) of each class or series vis-a-vis any other class or series of any class of Preferred Stock as to the payment of dividends, the distribution of assets and all other matters; and

                                 (11) any other powers, preferences and
                  relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof, insofar as they are not inconsistent with the provisions of this Restated Certificate of Incorporation, to the full extent permitted in accordance with the laws of the State of Delaware.

         The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding."

         IN WITNESS WHEREOF, this Certificate of Amendment of the Restated Certificate of Incorporation, which amends certain provisions of the Restated Certificate of Incorporation of the Corporation, having been duly adopted in accordance with Section 242 of the Delaware General Corporation Law, has been duly executed by its Secretary, this ______ day of ____________ 2001.



                                        ----------------------------------------
                                        William H. Geary, III, Secretary

                                   APPENDIX C

                           COAST DENTAL SERVICES, INC.
                             2502 ROCKY POINT DRIVE
                                   SUITE 1000
                              TAMPA, FLORIDA 33607
                PROXY FOR THE 2001 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 16, 2001

         The undersigned, having received notice of the Annual Meeting of Coast Dental Services, Inc. to be held at 10:00 a.m. (Eastern Daylight Savings Time), on Monday, July 16, 2001 (the "Meeting"), hereby designates and appoints Terek Diasti, DVM and William H. Geary, III, and either of them with authority to act without the other, as proxies for the undersigned, with full power of substitution and resubstitution, to vote all of the shares of Common Stock which the undersigned is entitled to vote at the Meeting and at any adjournment thereof, such proxies being directed to vote as specified on the reverse side.

         In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting or any adjournment thereof.

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF COAST DENTAL SERVICES, INC. AND WILL BE VOTED AS SPECIFIED. IF NOT OTHERWISE SPECIFIED, THE ABOVE NAMED PROXIES WILL BE VOTED "FOR" PROPOSALS 1, 2, 3 AND 4 AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF, PROVIDED THAT THIS PROXY WILL NOT BE VOTED TO ELECT MORE THAN THREE DIRECTORS.



                         (Continued on the reverse side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING MATTERS. PLEASE MARK AN "X" IN ONE SPACE. TO BE EFFECTIVE, THIS PROXY MUST BE DEPOSITED AT THE COMPANY'S REGISTRARS NOT LATER THAN 48 HOURS BEFORE THE TIME APPOINTED FOR THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.


1.  Proposal to elect the following nominee as Director: Adam Diasti.


      FOR                                      WITHHELD
      [ ]                                         [ ]



2. Proposal to approve an amendment to the Stock Option Plan to increase by 750,000 the number of shares available thereunder (on a pre-split basis).

      FOR      AGAINST        ABSTAIN
      [ ]      [ ]            [ ]


3. Proposal to approve an amendment to the Restated Certificate of Incorporation to effect a reverse stock split of the Company's outstanding shares of Common Stock at a ratio between one-to-three and one-to-five to be determined at the discretion of the Board of Directors.

      FOR      AGAINST        ABSTAIN
      [ ]      [ ]            [ ]


4. Proposal to ratify Deloitte & Touche, LLP as the Company's independent auditors until the conclusion of the 2002 Annual Meeting of Stockholders.

      FOR      AGAINST        ABSTAIN
      [ ]      [ ]            [ ]


5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

                         Dated ________________________________________________

                         Signature ____________________________________________

                         Signature if held jointly ____________________________


                         IMPORTANT: Please sign exactly as your name appears on this proxy and mail promptly in the enclosed envelope. If you sign as agent or in any other capacity, please state the capacity in which you sign.







                                      C-2